EXHIBIT 99.1
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200 • Fax: (239) 277-5237
For Immediate Release

Executive Contacts:
Charles J. Kleman	F. Michael Smith
Executive Vice President	Vice President
Chief Financial Officer	Investor and Community Relations
Chico’s FAS, Inc.	Chico’s FAS, Inc.
(239) 274-4105	(239) 274-4797
Chico’s FAS, Inc. Appoints John J. Mahoney to Board of Directors to Fill Newly Created Seat
     Fort Myers, FL - August 24, 2007 - Chico’s FAS, Inc. (NYSE: CHS) today announced that it has appointed John J. Mahoney to its Board of Directors, increasing the total number of Board seats to 10.
     John Mahoney, 55, is the Vice Chairman and Chief Financial Officer for Staples, Inc., a $16 billion retailer of office supplies. Mr. Mahoney has served in several executive positions with Staples since 1996. Prior to Staples, Mr. Mahoney was a partner at Ernst & Young LLP.
     Scott A. Edmonds, Chico’s President and Chief Executive Officer, commented, “We are delighted to have John Mahoney join our Board of Directors. His financial acumen and retail experience bring additional strength to our already outstanding Board. The entire Board looks forward to working with John as we continue to grow Chico’s FAS, Inc.”
     The Company is a specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 964 women’s specialty stores, including stores in 48 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market and Soma Intimates names. The Company has 573 Chico’s front-line stores, 35 Chico’s outlet stores, 274 White House | Black Market front-line stores, 18 White House | Black Market outlet stores, 63 Soma Intimates front-line stores and 1 Soma Intimates outlet store.
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section under Our Company
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section under Our Company